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                                                                    EXHIBIT 99.1


                              [SEMINIS LETTERHEAD]


                                                                           Press
                                                                         Release
                                                                    SEMINIS INC.

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                                                                        CONTACT:
                                                                  Enrique Osorio
                                                                    805-918-2233
                                                      enrique.osorio@seminis.com


                     SEMINIS TO STRENGTHEN CAPITAL STRUCTURE

- WILL CONVERT CLASS C PREFERRED STOCK, PAID-IN CAPITAL AND THEIR ASSOCIATED ACCRUED DIVIDENDS INTO COMMON STOCK.

- POSITIVE IMPACT ON PRO FORMA EARNINGS PER SHARE (EPS)

- UBS WARBURG ISSUES FAIRNESS OPINION.

OXNARD, Calif. -- August 1, 2002 -- Seminis Inc. (NASDAQ: SMNS), the largest developer, producer and marketer of vegetable and fruit seeds in the world, today announced that it plans to strengthen its capital structure through an agreement with Savia S.A. de C.V. , its majority shareholder (NYSE: VAI).

The agreement, recommended by a special committee composed of independent directors of Seminis' Board of Directors on July 3, 2002, would allow the company to exchange all of its outstanding Class C Preferred Stock having a principal value of $120.2 million, Additional Paid-In Capital ("APIC") of $46.7 million and unpaid and accrued dividends on the Class C Preferred Stock and APIC of $10.0 million into 37,669,480 shares of Class A common stock. Upon completion, the capitalization changes would bring the total outstanding shares of common stock to 101,106,543 shares. Accrued dividends on the Class C Preferred Stock in the amount of $15.0 million would remain due and payable. The company received an opinion from UBSW that the proposed issuance of Class A Common Stock as consideration for the exchange of the Class C Preferred Stock, the APIC and all accrued unpaid dividends thereon, other than $15 million of accrued and unpaid dividends, is fair to the stockholders of the company; This transaction remains subject to stockholder approval and the bank lenders of Savia. The stockholders meeting will take place 15 days after the company has mailed a proxy statement.

Mr. Alfonso Romo, Chairman and Chief Executive Officer, commented: "We have brought the company to a point where we can enhance our capital structure to make Seminis a more attractive investment vehicle. These actions will provide the stockholders with a stronger and transparent capital and ownership structure for the company. Equally important, this is accomplished while preserving the cash available to achieve our growth objective. This represents another important milestone for Seminis and its growing financial strength."


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The transaction will have a positive impact on the company's earnings per share available for common stockholders. By excluding accrued dividends on Class C Preferred Stock and Additional Paid in Capital and increasing the number of common shares outstanding, pro forma fully diluted earnings per share available for common stockholders for the third quarter fiscal year 2002 would be $0.04 per common share compared to a net loss of $0.01 per common share as reported last week in the company's preliminary results. Under the same assumptions, pro forma fully diluted earnings per share available for common stockholders for the first nine months of fiscal year 2002 would be $0.09 per common share, compared to a net loss of $0.05 per common share.

Mr. Romo added: "By freeing Seminis from nearly $17 million in annual dividend payments, we will positively impact our earnings per share available to common stockholders. Common stockholders will benefit from not having the company's current Class C Preferred Stockholders with preferential rights over them." "Also," he noted, "the equity of the company will no longer be affected by payments on this Class C Preferred Stock. As a consequence, the debt to equity ratio will have a better trend."

ABOUT SEMINIS

Seminis Inc. is the largest developer, producer and marketer of vegetable seeds in the world. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

SAFE HARBOR STATEMENT

All statements in this press release other than statements of historical facts are "forward looking" statements, including without limitation statements regarding the Company's financial position, business strategy, plans, and objectives of management and industry conditions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the Company's actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology, possible need for additional financing as well as the ability of the Company to successfully integrate recent acquisitions and its management information systems and controls. Further information on the factors that could affect the Company's financial results is contained in the Company's latest 10-K filed with the Securities and Exchange Commission.

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